Exhibit 10.2

                                 April 21, 1998


Mr. E. Hite Miller, Sr.
First Citizens Bank and Trust
  Company of South Carolina
Post Office Box 29
Columbia, SC 29202

Dear Mr. Miller:

     This letter will confirm the agreement between First Citizens Bank and Trust Company of South Carolina ("Bank") and you, E. Hite Miller, Sr., under the terms of which you will be employed as a full-time executive officer of Bank.

     The term of this employment shall be for a period of three (3) years from the date of this letter. It is the intent and hope of the Bank that you will continue thereafter as a contributing executive officer as your health permits, with appropriate compensation.

     Your salary will be the salary which has been approved for the year 1998, with annual increases in such amounts as Bank deems appropriate, but in no event less than the average increase granted to other bank executives whose salaries are required to be approved by the Compensation Committee. You shall also have the right to receive and participate in any additional benefits, including, but not limited to, insurance programs, medical reimbursement programs, and other types of benefit programs which may, from time to time, be made available to other executive officers of the Bank.

      The terms and conditions of the letter agreement between you and Bank dated September 14, 1978, and modified October 31, 1979, have expired and are superseded by the terms and conditions of this letter.

      If these terms are in accordance with your understanding, please acknowledge your agreement below.

                                Sincerely,
                                /s/ Jim B. Apple
                                -----------------------
                                Jim B. Apple
JBA:cws

AGREED:

/s/ E. Hite Miller, Sr.
-----------------------
E. HITE MILLER, SR.


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             FIRST CITIZENS BANK AND TRUST COMPANY OF SOUTH CAROLINA

                             COMPENSATION COMMITTEE

                                 APRIL 22, 1998

        A meeting of the Compensation Committee of First Citizens Bank and Trust Company of South Carolina (the "Bank") was held in the third floor board room of the First Citizens Banking Center, Washington and Park Streets, Columbia, South Carolina on Wednesday, April 22, 1998, commencing at 2:00 p.m.

        MEMBERS PRESENT
        ---------------

        G. H. BROADRICK, CHAIRMAN
        W. E. SELLARS
        H. F. SHERRILL

        ALSO PRESENT
        ------------

        E. W. Wells, Senior Vice President

        Mr. Broadrick presided as Chairman and Mr. Wells acted as Secretary.

        Mr. Sherrill presented the following resolution:

        RESOLVED that this committee hereby approves and ratifies the employment agreement between the Bank and E. Hite Miller, Sr. dated April 21, 1998, and executed for the Bank by Jim b. Apple, its President.

        A copy of said agreement is filed with the minutes of this meeting.

        There being no further business to come before the Committee, the meeting was adjourned.

                                                          /s/ E. W. Wells
                                                          --------------------
                                                          E. W. Wells
                                                          Corporate Secretary


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